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Rise Gold Reports Planning Commission Recommendation

on Idaho-Maryland Mine Project

May 12, 2023 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company" or "Rise Gold") announces the result of the Planning Commission hearing on the Idaho-Maryland Mine Project (the "IMM Project").

The Nevada County Planning Commission held a public hearing on May 10 and May 11, 2023 to consider the Final Environmental Impact Report (the "FEIR"). At the conclusion of the public hearing the Planning Commission recommended to the Nevada County Board of Supervisors that the FEIR not be certified and that the Use Permit be denied.

The remaining milestone in the Use Permit process, including the consideration of the FEIR will take place at a Board of Supervisors public hearing to consider and make a final decision on the IMM Project. A majority vote of the five supervisors is required for approval. The County has stated that the Board of Supervisors hearing will take place no sooner than August 2023.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

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